EXHIBIT 10.36
KAUFMAN AND BROAD HOME CORPORATION
DIRECTORS’ DEFERRED COMPENSATION PLAN
     SECTION 1. Establishment and Purpose. Kaufman and Broad Home Corporation (the “Company”) hereby establishes effective as of July 27, 1989, a plan known as the Kaufman and Broad Home Corporation Directors’ Deferred Compensation Plan (the “Plan”). The purpose of the Plan is to attract and retain certain individuals of outstanding competence as members of the Board of Directors of the Company by permitting such individuals to elect to defer a portion of their compensation from the Company to a later date or event.
     SECTION 2. Definitions. As used in this Plan, the following terms shall have the indicated meanings:
     (a) Board: The Board of Directors of Kaufman and Broad Home Corporation.
     (b) Committee: The Personnel and Nominating Committee of the Board.
     (c) Company: Kaufman and Broad Home Corporation.
     (d) Compensation: The annual retainer and all fees (excluding any reimbursed expenses) payable to a Director in his capacity as a member of the Board in any calendar year.
     (e) Deferral Year: Each calendar year as to which an election is made to defer Compensation in accordance with the provisions of Section 3 of the Plan.
     (f) Director: Any member of the Board who receives Compensation in his capacity as a member of the Board.
     (g) Participant: Any Director who becomes a Participant in the Plan as provided in Section 3 of the Plan.
     (h) Plan: The Kaufman and Broad Home Corporation Directors’ Deferred Compensation Plan, as it may be amended from time to time.
     (i) Retirement: Any termination from membership of the Board, including any mandatory retirement at age 70.
     SECTION 3. Eligibility and Participation: (a) All Directors shall be eligible to participate in the Plan. A Director may become a Participant for any calendar year by executing an irrevocable deferral election (in the form attached hereto as Exhibit A or on such other form as may be prescribed by the Committee) with respect to his Compensation for such calendar year. Except as provided in Section 3(b), such election shall be executed on or before the first Monday in December of the preceding calendar year.
     (b) With respect to an individual who first becomes eligible to participate in the Plan after the beginning of a calendar year by reason of an election or appointment to the Board of Directors, such individual may become a Participant for the remainder of such year by executing an irrevocable deferral election (on a form prescribed by the Committee) with respect to his Compensation as soon as practicable, but in any event within thirty (30) days of the date such individual becomes a Director. A Director at the time the Plan becomes effective may become a Participant for the remainder of the calendar year by executing such a form immediately upon approval of the Plan.
     SECTION 4. Deferral Election. (a) As a condition of participation under the Plan, a Director must agree to defer one hundred percent (100%) of Compensation for each calendar year as to which such Director elects to defer Compensation. An election made under this Plan with respect to Compensation shall relate only to Compensation for the succeeding calendar year, or to Compensation for the remainder of a calendar year if Section 3(b) applies, and a separate election must be made in order to defer Compensation during any subsequent year. In the event of a failure to make a timely election to defer Compensation for any year, no portion of the Participant’s Compensation for such year may be deferred under this Plan.
     (b) Each deferral election shall (in accordance with Sections 7(b), 7(c) and 7(d)) also designate:
          (1) the date, or event on which payment is to commence;
          (2) the method of payment; and
          (3) the beneficiary to receive any payments if the Participant dies before receiving all amounts to which he is entitled under the Plan.
     SECTION 5. Participant’s Account. (a) The Company shall establish bookkeeping accounts to record the deferrals and additions under this Plan. Each Participant shall have a separate account for each Deferral Year, and each account shall be increased and decreased as provided in this Section.
     (b) During the Deferral Year, each Participant’s account shall be credited with the amount of Compensation deferred by each Participant by a quarterly crediting at the end of each March, June, September and December of the amount of Compensation which would have been payable to such Participant in such quarter

(determined without regard to such Participant’s deferral election under Section 3).
     (c) The amount determined in Section 5(a) shall be increased as of the last day of each calendar quarter during the Deferral Year by the amount obtained by multiplying the account balance as of the first day of such quarter by one-fourth the rate equivalent to the prime rate at Security Pacific National Bank in effect as of the first day of such quarter.
     (d) In all years following the Deferral Year, the Participant’s account will be increased as of the last day of each calendar quarter by an amount equal to the account balance as of the first day of such calendar quarter multiplied by one-fourth the prime rate at Security Pacific National Bank in effect as of the first day of such calendar quarter. A Participant’s account (reduced in accordance with Section 5(f)) shall continue to be increased in accordance with this paragraph during any installment payment period which may have been elected by the Participant under Section 7(c) or approved by the Committee under Sections 7(c) or 7(d).
     (f) The Participant’s account shall be reduced by any payments made to the Participant or his or her beneficiary, estate or representative.
     SECTION 6. Funding Prohibitions. All entries in a Participant’s account shall be bookkeeping entries only and shall not represent a special reserve or otherwise constitute a funding of the Company’s unsecured promise to pay any amounts hereunder. All payments to be made under the Plan shall be paid from the general funds of the Company. Participants and their beneficiaries shall have no right, title or interest in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. All such assets shall be the property solely of the Company and shall be subject to the claims of the Company’s unsecured general creditors. To the extent a Participant or any other person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company and such person shall have only the unsecured promise of the Company that such payments shall be made.
     SECTION 7. Payment. (a) Payment of amounts credited to a Participant’s account shall be made in the manner and at the time or times specified herein. All payments shall be made by Company check. The normal payment schedule will consist of one payment in January of each year.

     (b) When the Participant makes a deferral election for a Deferral Year, he shall also elect the time at which or the event (such as Retirement) after which payment of the amounts credited to the account established for such Deferral Year shall commence. Once made, such election of time of commencement of payment for such Deferral Year shall be irrevocable. Payment of amounts credited to the account for such Deferral Year shall commence within thirty (30) days of the date or the occurrence of the event specified by the Participant in such election.
     (c) When the Participant makes a deferral election he shall also elect to have the balance of his account paid out in one of two methods: (1) a single lump sum or (2) approximately equal annual installments (calculated on the basis of the amount in the Participant’s account and the amounts to be accrued during the installment payment period) over a period of years (selected by the Participant) not to exceed fifteen. Once made, such election of payment method for such Deferral Year shall be irrevocable. Notwithstanding any other provision of the Plan to the contrary, a Participant or beneficiary may withdraw an amount from his account upon a finding by the Committee in its sole discretion that an unanticipated emergency that is caused by an event beyond the control of such Participant or beneficiary has occurred that such emergency would result in severe financial hardship to such Participant or beneficiary if early withdrawal were not permitted. The amount which may be withdrawn pursuant to this Section shall not exceed the amount necessary to meet such financial hardship as determined by the Committee in its sole discretion. The Committee shall have the right to require such Participant or beneficiary to submit such documentation as it deems appropriate for the purpose of determining the existence, cause and extent of such financial hardship.
     (d). Notwithstanding any provision of the Plan to the contrary, in the event of the death of any Participant, the balance in the Participant’s account shall be paid to the Participant’s beneficiary in a single lump sum payment within thirty (30) days after the date of such death.
     Each Participant shall designate a beneficiary to whom any balance in his account under this plan shall be payable on his death. A Participant may also designate an alternate beneficiary to receive such payment in the event that the designated beneficiary cannot receive payment for any reason. In the event no designated or alternate beneficiary can receive such payment for any reason, payment will be made to the Participant’s surviving spouse, if any, or if the Participant has no surviving spouse, then to the following beneficiaries if then living in the following order of priority: (i) to the Participant’s children (including adopted children and stepchildren) in equal shares, (ii) to the Participant’s parents in equal shares, (iii) to the Participant’s brothers and sisters in equal shares, and (iv) to the Participant’s estate. Each participant may at any time change any beneficiary designation. A change of beneficiary designation must be made in writing and delivered to the Committee or its delegate for such purposes. The interest of any beneficiary who dies before the Participant will terminate unless otherwise specified by the Participant.
     (e) Upon a Participant’s Retirement, payments from the Participant’s account will be made as the Participant specified in the deferral election, pursuant to Section 5(c).
     SECTION 8. Administration. The Plan shall be administered by the Personnel and Nominating Committee of the Board of Directors of the Company. The Personnel and Nominating Committee shall have all powers necessary to carry out the provisions of the Plan, including without limitation, the power to delegate administrative matters to other persons and to interpret the Plan in a manner consistent with its express provisions.
     SECTION 9. Miscellaneous:
     (a) Termination of Plan. The Company may at any time by action of its Board terminate this Plan. Upon termination of the Plan, no further deferrals will be permitted, and the Participant’s Compensation will be restored on a non-deferred basis. Each Participant’s accounts as they then exist will be maintained, credited and paid pursuant to the provisions of this Plan and the Participant’s elections.
     (b) Amendment. The Company may at any time amend this Plan in any respect, (i) in the case of amendments which have a material effect on the cost to the Company of maintaining the Plan, by action of its Board or, (ii) with respect to any other amendments, by action of the Committee; provided, however, that no such amendment shall adversely effect the right of Participants or their beneficiaries to any amounts credited or to be credited to the Participants’ accounts with respect to any Deferral Year which has commenced prior to the adoption of any such amendment.
     (c) No Alienation of Benefits. To the extent permitted by law, Participants and beneficiaries shall not have the right to alienate, anticipate, commute, sell, assign, transfer, pledge, encumber or otherwise convey the right to receive any payments under this Plan, and any payments under this Plan or rights thereto shall not be subject to the debts, liabilities, contracts, engagements or torts of Participants or beneficiaries nor to attachment, garnishment or execution, nor shall they be transferable by operation of law in the event of bankruptcy or insolvency. Any attempt, whether voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     (d) No Right To Continue As A Director. Nothing contained herein shall be construed as conferring upon a Director the right to continue as a member of the Board of Directors.
     (e) Headings. The headings of paragraphs are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of the Plan.
     (f) Governing Law. The Plan shall be construed and administered under the laws of the State of California.